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                             FOLEY, HOAG & ELIOT LLP                 Exhibit 5.1
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170


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
                                               TELEPHONE 617-832-1000                1615 L STREET, N.W., SUITE 850
                                               FACSIMILE 617-832-7000                     WASHINGTON, D.C.  20036
                                                 http://www.fhe.com                          TEL: 202-775-0600
                                                                                             FAX: 202-857-0140
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                                             May 28, 1998


DM Management Company
25 Recreation Park Drive
Hingham, Massachusetts  02043

Ladies and Gentlemen:

         We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by DM Management Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 100,000 shares (the "Shares") of its Common Stock, $0.01 par value per share ("Common Stock"), issuable pursuant to the Company's 1998 Employee Stock Purchase Plan, as amended (the "1998 Stock Purchase Plan").

         In arriving at the opinion expressed below, we have examined and relied on the following documents:

                  (1) the Restated Certificate of Incorporation and By-Laws of the Company, each as amended as of the date hereof;

                  (2) the records of all meetings and consents of the Board of Directors and stockholders of the Company relating to the 1998 Stock Purchase Plan and the Shares; and

                  (3) the 1998 Stock Purchase Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.




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DM Management Company
May 28, 1998
Page 2


         Based upon the foregoing, it is our opinion that:

         1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the 1998 Stock Purchase Plan, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                             Very truly yours,

                                             FOLEY, HOAG & ELIOT LLP



                                             By /s/ David R. Pierson
                                                -------------------------------
                                                A Partner